NEOS ETF Trust 485BPOS

Exhibit 99(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 27, 2023, relating to the financial statements and financial highlights of NEOS Enhanced Income Cash Alternative ETF, NEOS S&P 500® High Income ETF, and NEOS Enhanced Income Aggregate Bond ETF (the “Funds”), each a series of NEOS ETF Trust (formerly SHP ETF Trust), for the period ended May 31, 2023, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

September 25, 2023